As filed with the Securities and Exchange Commission on October 19, 2000
                                                      Registration No. 333-32816


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                AUTHORISZOR INC.

             (Exact name of registrant as specified in its charter)

               Delaware                                        75-2661571
    (State or other jurisdiction of                         (I.R.S. Employer
     incorporation or organization)                        Identification No.)

        One Van de Graaff Drive
             Suite 501
       Burlington, Massachusetts                                 01803
 (Address of principal executive offices)                     (Zip Code)

                             -----------------------

                     Authoriszor Inc. 1999 Stock Option Plan
                            (Full title of the plan)

                             -----------------------

                               Richard A. Langevin
                      President and Chief Executive Officer
                                Authoriszor Inc.
                             One Van de Graaff Drive
                                    Suite 502
                         Burlington, Massachusetts 01803
                     (Name and address of agent for service)

                                 (781) 359-9650
          (Telephone number, including area code, of agent for service)

                             -----------------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================


                                                            Proposed                Proposed
         Title of                    Amount                  Maximum                 Maximum           Amount of
        securities                   to be                  Offering                Aggregate         Registration
           to be               Registered (1) (2)             Price                 Offering            Fee (4)
        registered                                      per Share (3)(4)          Price (3)(4)
--------------------------------------------------------------------------------------------------------------------

Common Stock ($0.01 par
value per share)                1,000,000 Shares             $9.53                 $9,530,000           $2,518

====================================================================================================================

(1) The securities to be registered include an aggregate of 1,000,000 shares reserved for issuance under the Authoriszor Inc. 1999 Stock Option Plan (the "Plan").

(2) Pursuant to Rule 416, this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)  Estimated solely for purpose of calculating the registration fee.

(4) Calculated pursuant to Rule 457(c) and 457(h). Accordingly, the price per share of common stock offered hereunder pursuant to the Plan is calculated to be $9.53, which is the average of the highest and lowest price per share of common stock, par value $0.01 per share ("Common Stock") on the Nasdaq National Market on October 12, 2000.

                                     PART I

         Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference in this registration statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission"):

         (1) The Company's Annual Report on Form 10-KSB filed with the Commission for the fiscal year ended June 30, 2000.

         (2) The description of the Common Stock of the Company set forth in the registration statement on Form 8-A filed with the Commission on May 18, 2000, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers.

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this or her conduct was unlawful.

         Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matters as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

         Section 145(c) of the DGCL further provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Section 145(f) of the DGCL provides that the statutory provisions on indemnification are not exclusive of indemnification provided pursuant to, among other things, the certificate of incorporation, bylaws or indemnification agreements. The Certificate of Incorporation and Bylaws of the Company each contain provisions regarding the indemnification of directors and officers of the Company. The Certificate of Incorporation of the Registrant provides that the Registrant shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Registrants, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors of the Registrants, indemnify and advance expenses to any and all other persons whom it shall have the power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities.

         The Registrant's Certificate of Incorporation limits the liability of directors, providing that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Laws, as the same exists or may hereafter be amended to further limit or eliminate such liability.

         The Certificate of Incorporation of the Registrant also provides the Registrant the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability.

         The Registrant's Certificate of Incorporation also provides that, in addition to the other powers of authority conferred upon the Board of Directors by statute or by its Certificate of Incorporation, the Board of Directors is empowered to exercise all such powers and do all such things as may be exercised or done by the Registrant, subject to the provisions of the Delaware General Corporation Laws, the Registrant's Certificate of Incorporation and the Bylaws adopted by the stockholders; provided, however, that no Bylaws adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

         The Registrant's Bylaws provide for indemnification as follows:

                                   "ARTICLE 7

                          INDEMNIFICATION OF DIRECTORS,
                         OFFICERS, EMPLOYEES AND AGENTS

         Section 7.1. Third-Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

         The corporation may indemnify any employee or agent of the corporation, or any employee or agent serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in the manner and to the extent that it shall indemnify any director or officer under this Section 7.1.

         Section 7.2. Derivative Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

         Section 7.3. Determination of Indemnification. Any indemnification under Section 7.1 or 7.2 of this Article 7 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or 7.2 of this Article 7. Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         Section 7.4. Right to Indemnification. Notwithstanding the other provisions of this Article 7, to the extent that a directors, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any actions, suit or proceeding referred to in Section 7.1 or 7.2 of this Article 7, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 7.5. Advance of Expenses. Expenses incurred in defending a civil or criminal actin, suit or proceeding may be paid by the corporation on behalf of a director, officer, employee or agent in advance of the final disposition of such actin, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation as authorized in this Article 7.

         Section 7.6. Indemnification Not Exclusive. The indemnification provided by this Article 7 shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 7.7. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against liability under the provisions of this
Article 7.

         Section 7.8. Definitions of Certain Terms. For purposes of this Article 7, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article 7 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         For purposes of this Article 7, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article 7.

         Section 7.9. Liability of Directors. Notwithstanding any provision of the Certificate of Incorporation or any other provision herein, no director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders,
(ii) shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit."

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts pain in settlement and reasonably incurred in connection with such action, suit or proceedings. The power to indemnify applies only if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication unless the court, in its discretion, believes that in the light of all the circumstances indemnification should apply.

         To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

         The Registrant has also entered into an employment agreement with Richard A. Langevin under which the Registrant agreed to indemnify and hold him harmless, at a minimum in accordance with the provisions contained in the Registrant's Certificate of Incorporation and Bylaws, against any losses, claims, damages, liabilities, costs, expenses, including advancing from time to time his attorney's fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which the executive is, or is threatened to be, made a party by reason of having been a Director or officer of the Registrant or serving or having served at the Registrant's request as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent, provided that we will have choice of counsel in any such action. The Registrant's obligations under such indemnification provisions will survive the termination of Mr. Langevin's employment agreement. Notwithstanding the foregoing, the Registrant will not be obligated to indemnify Mr. Langevin beyond the extent permissible under Section 145 of the Delaware General Corporation Law and other applicable law, including, without limitation, applicable securities law.

Item 7.  Exemption from Registration Claimed.

         None.

Item 8.  Exhibits.

         (a)      Exhibits.

                  The   following   documents  are  filed  as  a  part  of  this
registration statement.

         Exhibit        Description of Exhibit

          4.1*      Authoriszor Inc. 1999 Stock Option Plan (Exhibit 10.2)

          4.2* Form of Agreement under the Authoriszor Inc. 1999 Stock Plan and Schedule of Agreements (Exhibit 10.3)

          5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation

          23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

          23.2      Consent of Grant Thornton

          24        Power of  Attorney  (included  with  signature  page of this
                    Registration   Statement)

          ---------

          * Incorporated by reference to the exhibit shown in parenthesis from the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999.

Item 9.  Undertakings.

          (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on October 19, 2000:

                                         AUTHORISZOR INC.

                                         By:   /s/ Richard A. Langevin
                                             --------------------------------
                                             Richard A. Langevin
                                             President, Chief Executive Officer
                                             and Interim Chief Financial Officer
                                             (Chief Executive Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Richard A. Langevin and James L. Jackson, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates included:


Signature                                   Title                                     Date

/s/ Raymond G.H. Seitz                      Chairman of the Board and Chairman        October 19, 2000
------------------------------------        of the Company
Raymond G.H. Seitz

/s/ Richard A. Langevin
------------------------------------        Chief Executive Officer (Principal        October 19, 2000
Richard A. Langevin                         Executive and Financial Officer),
                                            President, Interim Chief Financial
                                            Officer and Director

/s/ James L. Jackson
------------------------------------        Vice-President, Secretary and             October 19, 2000
James. L. Jackson                           Director

    no signature
------------------------------------        Director                                  October __, 2000
Sir Malcolm Rifkind

/s/ Donald D. Box
------------------------------------        Director                                  October 19, 2000
Donald. D. Box

    no signature
------------------------------------        Director                                  October __, 2000
Geoff Shingles

/s/ David R. Wray
------------------------------------        Director                                  October 19, 2000
David R. Wray

                                      II-6

                                INDEX TO EXHIBITS

         Exhibit        Description of Exhibit

          4.1*      Authoriszor Inc. 1999 Stock Option Plan (Exhibit 10.2)

          4.2* Form of Agreement under the Authoriszor Inc. 1999 Stock Plan and Schedule of Agreements (Exhibit 10.3)

          5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation

          23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in opinion filed as Exhibit 5.1 hereto)

          23.2      Consent of Grant Thornton

          24        Power of  Attorney  (included  with  signature  page of this
                    Registration   Statement)

---------

          * Incorporated by reference to the exhibit shown in parenthesis from the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999.